SEVERANCE BENEFITS PLAN

         1.      Establishment of the Plan. Arch Wireless Holdings, Inc. (the “Company ”) hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to benefit certain employees whose employment is terminated by the Company after the date on which the Company’s files a voluntary petition in the United States Bankruptcy Court for the District of Massachusetts pursuant to Chapter 11 of the Bankruptcy Code (the “Effective Date”). This Plan is a consolidation, amendment, and restatement of, and supersedes any and all severance plans, separation policies or practices applying to employees which may have been in effect throughout the Company and any controlled group of corporations of which it is a member as defined in Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”) at any time prior to the Effective Date of this Plan, except for explicit provisions of any bankruptcy court approved retention plan or written employment agreements between the Company and individual employees. This Plan will be effective only if it is approved by the United States Bankruptcy Court for the District of Massachusetts.

         2.      Purpose. The purpose of the Plan is to enable the Company to attract and retain the employees needed by the Company to provide employees eligible for benefits under the Plan with the security that they will receive appropriate severance if terminated under the circumstances described in this Plan. The severance benefits provided under the Plan are intended to assist such employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

         3.       Coverage. The Eligible Employees shall be all employees of the Company (a) who are on a payroll maintained in the United States on or after the Effective Date, and (b) who are regularly scheduled to work at least 30 hours or more per week, other than individuals designated by the Company as temporary employees. Nothing in this Plan shall be construed to provide any employee with a guarantee of employment and does not supersede the Company’s policy of at will employment.

         4.      Eligibility for Severance Benefits.

                 (A)         Qualifying for Benefits. For an Eligible Employee to become a Participant and thus to receive severance benefits under the Plan (as a “Participant”), an Eligible Employee’s employment must be terminated by the Company on or after the Effective Date and the Eligible Employee shall not be one of the following: (1) an Eligible Employee who voluntarily terminates employment; (2) an Eligible Employee who retires; (3) an Eligible Employee who is temporarily laid off for less than 90 days; (4) an Eligible Employee who refuses to accept other “suitable employment” (as defined below) that is offered by (i) the Company, or by (ii) other companies who assume responsibility for administrative functions previously performed by Company employees (sometimes referred to as “out-sourced” employees); (5) an Eligible Employee who is terminated for “cause” (as defined below); (6) an Eligible Employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; (7) an Eligible Employee who dies or becomes disabled (as defined in the Company’s disability benefits plan) while employed by the Company; (8) an Eligible Employee whose termination is cancelled by the Company prior to the effective date of the termination of employment; (9) an Eligible Employee who continues employment with the Company notwithstanding a change in its ownership such as through a merger or sale of stock and therefore, will not be deemed to have terminated employment; (10) an Eligible Employee who continues employment with, or who is offered “suitable employment” (as defined below) by, any other member of the controlled group of corporations of which the Company is a member from time to time, as such group is defined in Section 415(b) and (c) of the Code; (11) an Eligible Employee who is offered “suitable employment” with an acquirer of any business or assets of the Company, or (12) an Eligible Employee otherwise entitled to benefits but who does not make a claim for benefits within sixty (60) days of termination of employment.

                (B)         Definitions.

(i) Solely for the purpose of this Plan, “suitable employment” is defined as any substantially comparable position in terms of duties (and, with respect to Senior Officers, reporting relationships) with a comparable or higher base salary that is located within 50 miles of the facility where the Eligible Employee worked immediately prior to employment termination. Senior Officers include the Chief Executive Officer (“CEO”), President and Chief Operating Officer (the “COO”), the Executive Vice President and Chief Financial Officer (the “CFO”), the Executive Vice Presidents, Senior Vice Presidents, Division Presidents and Executive Level Vice Presidents.

(ii) Solely for purposes of this Plan, “cause” means the Eligible Employee’s continued failure to substantially perform his or her reasonable assigned duties in the capacity they are employed (other than as a result of incapacity due to physical or mental condition) or Eligible Employee’s willful engagement in illegal conduct or gross misconduct (which, in the case of a Senior Officer, is materially and demonstrably injurious to the Company) or conviction of a felony.

                 (C)         Termination of Benefits.

                                Except as otherwise explicitly provided herein, the Arch Wireless Holdings Inc. Retention Plan (the “Retention Plan”) or written employment agreements, the Eligible Employee’s coverage and participation in the plans and programs of the Company generally shall end at termination of employment. After such termination of employment, except as otherwise explicitly provided herein, the Retention Plan or written employment agreements, the Eligible Employee generally: (1) shall not be eligible for continued benefits except to the extent required by law or this Plan; (2) shall not continue to accrue seniority for any purpose, including, but not limited to, pension purposes; (3) shall not be eligible to contribute or to receive Company contributions to a Company 401(k) or profit sharing plan; (4) shall not be eligible for any bonus plan participation or payment; (5) shall not be eligible to participate in any commission plan (6) shall not continue to have use of a Company car; and (6) shall not continue to vest in any rights under any Company stock option agreement or plan.

        5.       Severance Benefits.

                (A)         Participant Benefits. Severance benefits for each Participant shall consist of: (i) cash payments (the “Severance Payment”) as determined under the Severance Benefits Chart below, calculated using base salary or base wages at the rate paid immediately prior to the employment termination (“Base Salary” or “Base Wages”), and (ii) continuation of the Participant’s participation in the following Company sponsored employee health programs: medical, dental, vision (in the aggregate, the “Company Benefits”) in effect, if any, during the period which is used to calculate the Severance Payment for each Participant as specified in the Severance Benefits Chart (“Severance Period”) and which are the same or successor programs to those in which the Participant actively participated immediately prior to termination (“Benefits Continuation”).

SEVERANCE BENEFITS CHART
Salaried Employees Hourly Employees And Commissioned Direct-Sales Employees	Continuation of Base Salary or Base Wages for a period of two (2) weeks, plus an additional two (2) weeks of Base Salary or Base Wages for each Year of Service, up to a maximum of eight (8) such weeks.
Directors and Vice Presidents (Up to and including Level 15)	Continuation of Base Salary for a period of eight (8) weeks plus an additional two (2) weeks of Base Salary for each Year Of Service, up to a maximum of six (6) months of Base Salary.
Executive Vice Presidents, Senior Vice Presidents, Division Presidents and Executive Level Vice Presidents*	Lump Sum Payment of Base Salary for a period equal to six (6) months, plus an additional two (2) weeks Base Salary for each Year of Service, up to a maximum of twelve (12) months Base Salary
Chief Executive Officer (the "CEO"), President and Chief Operating Officer (the "COO") , Executive Vice President and Chief Financial Officer (the "CFO")*	Lump Sum Payment of Base Salary for a period of twelve (12) months, plus continuation of Base Salary for up to an additional nine (9) months subject to mitigation described below.

* Each Participant in these categories will also receive a fraction of his or her Targeted Bonus for the fiscal year in which the Participant is terminated determined by multiplying his or her Targeted Bonus under any Company bonus plan in which the individual participates, by a fraction, the numerator of which the total number of weeks worked in the year in which the Employee is terminated and the denominator of which is 52. Such amount shall be paid to the Participant in a lump sum at the same time as the Severance Payment.

                (B)         Definitions and Requirements.

(i) Release. The Severance Payment for Eligible Employees other than those payments described in the next sentence, shall be paid over the Severance Period in accordance with the Company’s regular payroll practices then in effect and such payments shall commence following the date the Severance and Release Agreement described in Section 6 becomes irrevocable. The Severance Payments for the first 12 months Base Salary for the CEO, COO and CFO and for entire amount due to the Executive Vice Presidents, Senior Vice Presidents, Division Presidents and Executive Level Vice President shall be made in a lump sum following the date the Severance and Release Agreement described in Section 6 below becomes irrevocable. Severance Benefits shall be paid and provided only if the Eligible Employee executes a Severance and Release Agreement described in Section 6 and that Severance and Release Agreement becomes irrevocable.

(ii) Mitigation. Each of the CEO, President and COO, and CFO (each an “Executive”) shall be eligible for up to an additional 9 months Base Salary, payable in advance at the beginning of each month, during the 9 month period beginning on the 12 month anniversary of his termination date (“Extended Payment Period”). Each such month the Executive shall receive the amount by which the Executive’s Base Salary for such month exceeds the Executive’s new salary or other cash compensation which is a substitute for salary (which does not include incentive payments, or payments which are compensation for lost benefits or relocation costs) which is accrued for such month (the “New Salary”); provided that such payments shall terminate whenever during such period the Executive’s New Salary equals 9 months of his Base Salary. Notwithstanding the foregoing, the Executive shall refund to the Company or the Company may offset payments hereunder any amount he has received in excess of the amount that he should have received on the terms set forth herein.

(iii) Years of Service. Years of Service equal the Participant’s total number of 12 month periods of employment with the Company or any members of its Controlled Group, Paging Network, Inc. and any affiliate, and MobileMedia Communications, Inc. and any affiliate.

(iv) Death. In the event of the Participant’s death during the Severance Period, the Severance Benefits shall not cease at death.

(v) Benefits Payment. The Participant will continue making the same contribution (as a percentage of the cost of each part of the Company Benefits) for Benefits Continuation during the Severance Period as made immediately prior to employment termination or as such contribution is adjusted for active employees of the Company.

(vi) COBRA. The period during which the Participant receives Benefits Continuation under the Plan shall be concurrent with his or her continuation coverage under Section 4980B of the Code and related sections of the law (“COBRA”) and will not extend the period of COBRA benefits. At the end of the period of Benefits Continuation any remaining continuation coverage available under COBRA shall be governed solely by the provisions of COBRA and no further contribution to the cost of such continuation will be made by the Company.

(vii) Benefits Reduction. If a Participant begins any new employment during the Severance Period, the Participant must promptly notify his or her local Human Resources representative, in writing, of benefits being received, and the Benefits Continuation shall cease if the Plan Administrator determines that the Participant has available benefits comparable to the Company Benefits, except to any extent continuation is required by law. For purposes of this subsection, the term “new employment” shall include, but not be limited to, full-time employment, part-time employment, self-employment and the performance of services as an independent contractor or consultant.

(viii) Set off. Consistent with applicable law, the Company may reduce any Participant’s Severance Payment under the Plan by the amount of his or her total indebtedness or similar financial obligation to the Company, or any affiliate of the Company, (other than that of the CEO’s note outstanding on the Effective Date) as of his or her termination date.

(ix) Other Post-Termination Benefits. All terminated employees shall be entitled to any benefits earned prior to termination but payable after termination of employment under any employee pension or welfare benefit plans (other than those described above), stock option plans, or other plans or programs or policies of the Company solely in accordance with the plan or programs and applicable law. All benefits payable under Arch Wireless Holdings, Inc. Retention Plan, (the “Retention Plan”) following a termination of employment shall be paid in addition to Severance Benefits under this Plan solely in accordance with the terms of the Retention Plan.

(x) Reemployment. Any reemployment of the Participant by the Company or any Company affiliate during the Severance Period shall be considered to terminate all Severance Benefits.

        6.       Severance and Release Agreement. As a condition of receipt of any benefits under the Plan, an Eligible Employee shall be required to sign a severance and release agreement prepared by and provided by the Company (the “Severance Agreement”) and to abide by the provisions of the Severance Agreement. Among other things, the Severance Agreement shall contain a release and waiver of any claims the employee or his or her representative may have against the Company, its affiliates and/or representatives, plans and plan fiduciaries, and shall release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims but shall not include a release of any benefits due under the Retention Plan or other Company plans providing benefits by their terms after termination of employment. Eligible Employees are entitled and advised to consult an attorney of their own choosing prior to signing the Severance Agreement.

        The Severance Agreement must be signed and returned to the Company within seven (7) days from the date it is received by the Eligible Employee, except as otherwise provided below. Exceptions to this requirement are:

(A)	Employees 40 or older on the date they receive the Severance Agreement and who are terminated pursuant to a group layoff shall have forty-five (45) days to review, sign and return the Severance Agreement.

(B)	Employees 40 or older on the date they receive the Severance Agreement and who are not terminated pursuant to a group layoff shall have twenty-one (21) days to review, sign and return the Severance Agreement.

(C)	In addition, all employees 40 or older on the date they receive the Severance Agreement shall have seven (7) days to revoke the Severance Agreement after they sign it. If the employee does not revoke the Severance Agreement within seven (7) days of signing it, the Severance Agreement shall become binding and irrevocable. Revocations must be in writing and delivered to the Plan Administrator by 12:01 a.m. on the eighth day after the agreement has been signed by the Eligible Employee at:

Arch Wireless Holdings, Inc.
1800 West Park Drive
Westborough, MA 01581
Att: Plan Administrator, HR Dept.

        7.       Income Tax Withholding, Payroll Taxes, and Other Deductions. The Company may withhold from any payment under the Plan: (1) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (2) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; (3) amounts to contribute to the cost of Benefits Continuation; and (4) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect or in accordance with applicable law.

        8.       Plan Administration.

        (A)       Type of Administration.

                    The Plan is Employer administered.

        (B)       Identity and Address of Plan Administrator.

        The Plan Administrator shall be one or more individuals appointed by the Company or, if no individual is so appointed, the Company shall be the Plan Administrator. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

        The Plan Administrator can be contacted at the following address:

Arch Wireless Holdings, Inc.
1800 West Park Drive
Westborough, MA 01581
Att: Plan Administrator, HR Dept.

        (C)      Decisions, Powers and Duties.

        The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) that are not arbitrary and capricious shall be binding on all persons. The Plan Administrator shall be the Named Fiduciary for purposes of ERISA.

        The Plan Administrator shall have such powers and discretion as are necessary to discharge its duties, including, but not limited to, interpretation and construction of the Plan, the determination of all questions of eligibility, participation and benefits and all other related or incidental matters, and such duties and powers of plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator shall decide all such questions in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its good faith decision will be binding on the employee, the employee’s spouse or other dependent or beneficiary and all other interested parties.

        The Plan Administrator shall discharge its duties with respect to the Plan solely in the interest of the participants and their beneficiaries, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like objectives.

        The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

        (D)      Proof of Information.

        The Plan Administrator may require that each Eligible Employee or other person submit, in such form as it shall deem reasonable and acceptable, proof of any information which the Plan Administrator finds necessary or desirable for the proper administration of the Plan.

        (E)       Records and Disclosures.

        The Plan Administrator shall maintain such records as are necessary to carry out the provisions of the Plan. The Plan Administrator also shall make all disclosures which are required by ERISA and any subsequent amendments thereto.

        (F)       Mistakes.

        If there has been a mistake in the amount of an Eligible Employee’s benefits paid under the Plan, the mistake may be corrected by the Plan Administrator or its designee when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Plan Administrator (e.g., by offset against payments remaining to be paid or by payments between the Eligible Employee and the Company). In appropriate circumstances (e.g., where a mistake is not timely discovered), the Plan Administrator may waive the making of any correction.

        9.       Expenses. All costs and expenses incurred by the Company in administering the Plan, including the expenses of the Plan Administrator, shall be borne by the Company.

        10.      Indemnification. To the extent permitted by law, the Plan Administrator and all employees, officers, directors, agents and representatives of the Plan Administrator shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

         11.     Plan Not an Employment Contract. The Plan is not a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

         12.     Separability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

         13.       Non-Assignability. No right or interest of any Eligible Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy, provided, however, that this provision shall not be applicable in the case of obligations of an Eligible Employee to the Company.

         14.       Amendment or Termination. The Company, acting through the Board, reserves the right to modify, amend or terminate the Plan in whole or in part; provided that such modification, amendment or termination may not reduce, limit or eliminate any part or all of the Severance Benefits for the Senior Officers until a Plan of Reorganization is confirmed or while a case is pending under Chapter 7 of the United States Bankruptcy Code. Any such amendment, modification or termination shall be effected by a written instrument executed by an authorized officer of the Company. However, in no event shall such amendment, modification or termination reduce or diminish any severance benefits owing under the Plan for terminations of employment prior to the date of such amendment or termination without the consent of the Eligible Employee to whom the benefits are owed. If the terms of any written agreement entered into by the Company and any employee (the “Employee Agreement”) provide superior or additional benefits to those provided under this Plan, then the employee shall receive such additional or superior benefits.

         15.       Integration with Other Pay or Benefits Requirements. The Severance Benefits provided for in the Plan are the maximum benefits that the Company will pay to an Eligible Employee. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to satisfy any and all statutory obligations which may arise out of an employee’s involuntary termination for the foregoing reasons and the Plan Administrator shall so construe and implement the terms of the Plan. The Plan Administrator will determine how to apply this provision, and may override other provisions of this Plan in doing so.

         16.       Plan Name and Type. The name of the severance program is the Arch Wireless Holdings, Inc. Severance Benefits Plan. The Plan is intended to constitute an “Employee Welfare Benefits Plan” under Department of Labor Regulation Section 2510.3-2(b) and other applicable regulations and statutes. The program shall be construed and interpreted in a manner consistent with the foregoing intent.

         17.       Funding. Benefits shall be paid from the general assets of the Company and shall not be funded by trust or otherwise. Nothing herein shall be deemed to create a trust of any kind.

         18.       Duration of Plan. The Plan shall continue in force until terminated by the Company.

         19.       Name and Address of Employer. The Plan is sponsored by:

Arch Wireless Holdings, Inc.
1800 West Park Drive
Westborough, MA 01581

         20.       Claims Procedure. Any Eligible Employee who believes he or she is entitled to severance benefits under the Plan which are not being paid may submit a written claim for payment to the Plan Administrator. Any Eligible Employee otherwise entitled to benefits under this Plan must make such claim within sixty (60) days of termination of employment in order to be eligible for benefits. Any claim for benefits shall be in writing, addressed to the Plan Administrator and must be sufficient to notify the Plan Administrator of the benefit claimed. If the claim of an Eligible Employee is denied, the Plan Administrator shall within a reasonable period of time provide a written notice of denial to the Eligible Employee. The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim. Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary. The Eligible Employee may request in writing a review of a claim denied by the Plan Administrator and may review pertinent documents and submit issues and comments in writing to the Administrator. The Plan Administrator shall provide to the Eligible Employee a written decision upon such request for review of a denied claim. The decision of the Plan Administrator upon such review shall be final.

         21.       Agent for Service of Legal Process. Legal process with respect to claims under the Plan may be served on the Plan Administrator.

         22.       Fiscal Year and Plan Year. The Plan and its records are kept on a calendar-year basis. The first plan year ends on December 31, 2001. Subsequent plan years are the 12 month period beginning January 1 and ending December 31.

         23.       Statement of ERISA Rights. The following statement is required by federal law , and regulations. ERISA provides that all participants in the Plan (as defined by ERISA) shall be entitled to:

o	Examine, without charge at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

o	Obtain copies of all Plan documents and the Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for copies.

o	Receive a copy of a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this Summary Annual Report.

o	Obtain a statement advising the participant of whether he or she has a right to receive benefits under the Plan and what benefits the participant may receive. This statement must be requested in writing and is not required to be given more than once a year. The Plan Administrator must provide the statement free of charge.

        In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Company’s Plan, called “fiduciaries”, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. Neither the Company nor any other person may fire a participant or otherwise discriminate against a participant in any way to prevent a participant from obtaining a benefit under the Plan or exercising the participant’s rights under ERISA.

        If a participant’s claim for a benefit is denied in whole or in part, the participant must receive a written explanation of the reason for the denial. The participant has the right to have the Plan Administrator review and reconsider the participant’s claim. Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if the participant requests materials from the Plan Administrator and does not receive them within thirty (30) days, the participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 per day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

        If a participant’s claim for benefits is denied or ignored, in whole or in part, the participant may file suit in a state or federal court. If the Plan fiduciaries misuse the Plan’s funds, or if a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees.

        If a participant is successful, the court may order the person sued to pay costs and fees. If the participant loses, the court may order the employee to pay these fees (for example, if the claim is frivolous). Participant should contact the Plan Administrator concerning questions about the program. Participants who have any questions about this statement or rights under ERISA should contact the nearest area office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in the telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

         24.     Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.

         25.     Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and exclusive judgment of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

         26.     Gender and Number. Except where otherwise indicated by the context, any masculine gender used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

         27.     Approval and Execution of Plan Document. This Plan document has been reviewed and approved by the Company, and is executed on behalf of the Company by the undersigned duly authorized officer of Arch Wireless Holdings, Inc.

This Plan Document has been modified to reflect Bankruptcy Court changes January 2002.